Exhibit 99.4

The information in this prospectus supplement is not complete and may be changed. [A registration statement relating to these securities has been filed with and declared effective by the Securities and Exchange Commission.] This prospectus supplement is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

Subject to Completion

Preliminary Prospectus Supplement dated                  ,   20

[FORM OF PRELIMINARY PROSPECTUS SUPPLEMENT TO BE USED IN CONJUNCTION WITH FUTURE DEBT SECURITIES OFFERINGS](1)

PROSPECTUS SUPPLEMENT
(To Prospectus dated                 , 20  )

$

% [Insert ranking/conversion information] Notes due

We are offering $                 in aggregate principal amount of      % [Insert ranking/conversion information] notes due      , which we refer to as the Notes. [Insert relevant information regarding interest payments, redemption, etc.]

Ares Capital Corporation is a specialty finance company that is a closed-end, non-diversified management investment company incorporated in Maryland. We have elected to be regulated as a business development company under the Investment Company Act of 1940. Our investment objective is to generate both current income and capital appreciation through debt and equity investments. We invest primarily in first and second lien senior loans and mezzanine debt, which in some cases includes an equity component. To a lesser extent, we also make equity investments.

We are externally managed by our investment adviser, Ares Capital Management LLC, a wholly owned subsidiary of Ares Management LLC, a global alternative asset manager and a Securities and Exchange Commission (“SEC”) registered investment adviser with approximately $      billion of total committed capital under management as of                 , 20  . Ares Operations LLC, a wholly owned subsidiary of Ares Management LLC, provides the administrative services necessary for us to operate.

Investing in the Notes involves risks that are described in the “Risk Factors” section beginning on page S-[     ] of this prospectus supplement and page [     ] of the accompanying prospectus, including the risk of leverage.

(1)  In addition to the sections outlined in this form of prospectus supplement, each prospectus supplement actually used in connection with an offering conducted pursuant to the registration statement to which this form of prospectus supplement is attached will be updated to include such other information as may then be required to be disclosed therein pursuant to applicable law or regulation as in effect as of the date of each such prospectus supplement, including, without limitation, information particular to the terms of each security offered thereby and any related risk factors or tax considerations pertaining thereto. This form of prospectus supplement is intended only to provide a rough approximation of the nature and type of disclosure that may appear in any actual prospectus supplement used for the purposes of offering securities pursuant to the registration statement to which this form of prospectus supplement is attached, and is not intended to and does not contain all of the information that would appear is any such actual prospectus supplement, and should not be used or relied upon in connection with any offer or sale of securities.

This prospectus supplement and the accompanying prospectus concisely provide important information about us that you should know before investing in the Notes.  Please read this prospectus supplement and the accompanying prospectus before you invest and keep it for future reference.  We file annual, quarterly and current reports, proxy statements and other information with the SEC.  This information is available free of charge by calling us collect at (310) 201-4200 or on our website at www.arescapitalcorp.com.  The SEC also maintains a website at www.sec.gov that contains such information. The information on the websites referred to herein is not incorporated by reference into this prospectus supplement and the accompanying prospectus.

Per Note	Total
Public offering price %	$
Underwriting discount (sales load)%	$
Proceeds, before expenses, to Ares Capital Corporation(1)%	$

(1)                                  Before deducting expenses payable by us related to this offering, estimated at $               .

[The underwriters may also purchase up to an additional $                 total aggregate principal amount of Notes offered hereby, to cover overallotments, if any, within       days of the date of this prospectus supplement. If the underwriters exercise this option in full, the total public offering price will be $                , the total underwriting discount (sales load) paid by us will be $          , and total proceeds, before expenses, will be $                .]

THE NOTES ARE NOT DEPOSITS OR OTHER OBLIGATIONS OF A BANK AND ARE NOT INSURED BY THE FEDERAL DEPOSIT INSURANCE CORPORATION OR ANY OTHER GOVERNMENT AGENCY.

Neither the SEC nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement or the accompanying prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

Delivery of the Notes in book-entry form only through The Depository Trust Company will be made on or about         , 20    .

The date of this prospectus supplement is                 , 20  .

You should rely only on the information contained in this prospectus supplement and the accompanying prospectus. We have not, and the underwriters have not, authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. We are not, and the underwriters are not, making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. You should assume that the information appearing in this prospectus supplement and the accompanying prospectus is accurate only as of the date on the front cover of this prospectus supplement and the accompanying prospectus, as applicable. Our business, financial condition, results of operations and prospects may have changed since that date.

Prospectus Supplement

Prospectus

TABLE OF CONTENTS

Page
[Insert table of contents from base prospectus.]

i

FORWARD-LOOKING STATEMENTS

Some of the statements in this prospectus supplement and the accompanying prospectus constitute forward-looking statements, which relate to future events or our future performance or financial condition. The forward-looking statements contained in this prospectus supplement and the accompanying prospectus involve a number of risks and uncertainties, including statements concerning:

•                                          our, or our portfolio companies’, future business, operations, operating results or prospects;

•                                          the return or impact of current and future investments;

•                                          the impact of a protracted decline in the liquidity of credit markets on our business;

•                                          the impact of fluctuations in interest rates on our business;

•                                          the impact of changes in laws or regulations (including the interpretation thereof) governing our operations or the operations of our portfolio companies;

•                                          the valuation of our investments in portfolio companies, particularly those having no liquid trading market;

•                                          our ability to recover unrealized losses;

•                                          our ability to successfully invest any capital raised in this offering;

•                                          market conditions and our ability to access alternative debt markets and additional debt and equity capital;

•                                          our contractual arrangements and relationships with third parties;

•                                          Middle East turmoil and the potential for rising energy prices and its impact on the industries in which we invest;

•                                          the general economy and its impact on the industries in which we invest;

•                                          the uncertainty surrounding the strength of the U.S. economic recovery;

•                                          European sovereign debt issues;

•                                          the financial condition of and ability of our current and prospective portfolio companies to achieve their objectives;

•                                          our expected financings and investments;

•                                          our ability to successfully complete and integrate any acquisitions;

•                                          the adequacy of our cash resources and working capital;

•                                          the timing, form and amount of any dividend distributions;

•                                          the timing of cash flows, if any, from the operations of our portfolio companies; and

•                                          the ability of our investment adviser to locate suitable investments for us and to monitor and administer our investments.

We use words such as “anticipates,” “believes,” “expects,” “intends,” “will,” “should,” “may” and similar expressions to identify forward-looking statements, although not all forward-looking statements include these words. Our actual results and condition could differ materially from those implied or expressed in the forward-looking statements for any reason, including the factors set forth in “Risk Factors” in this prospectus supplement and the accompanying prospectus and the other information included in this prospectus supplement or the accompanying prospectus.

The forward-looking statements included in this prospectus supplement and the accompanying prospectus have been based on information available to us as of their respective dates, and we assume no obligation to update any such forward-looking statements. Although we undertake no obligation to revise or update any forward-looking statements, whether as a result of new information, future events or otherwise, you are advised to consult any additional disclosures that we may make directly to you or through reports that we have filed or in the future may file with the SEC, including annual reports on Form 10-K, quarterly reports on Form 10-Q and current reports on Form 8-K.

The forward-looking statements in this prospectus supplement and the accompanying prospectus are excluded from the safe harbor protection provided by Section 27A of the Securities Act of 1933 (the “Securities Act”) and Section 21E of the Securities Exchange Act of 1934 (the “Exchange Act”).

THE COMPANY

This summary highlights some of the information contained elsewhere in this prospectus supplement and the accompanying prospectus. It is not complete and may not contain all of the information that you may want to consider. You should read carefully the more detailed information set forth under “Risk Factors” in this prospectus supplement and the accompanying prospectus and the other information included in this prospectus supplement and the accompanying prospectus. Except where the context suggests otherwise, the terms “we,” “us,” “our,” “the Company” and “Ares Capital” refer to Ares Capital Corporation and its consolidated subsidiaries; “Ares Capital Management” and the “investment adviser” refer to Ares Capital Management LLC; “Ares Operations” and the “administrator” refer to Ares Operations LLC; and “Ares” refers to Ares Management LLC (“Ares Management”) and its affiliated companies (other than portfolio companies of its affiliated funds).

[As described in more detail below, we consummated the acquisition (the “Allied Acquisition”) of Allied Capital Corporation (“Allied Capital”) on April 1, 2010. Other than as specifically set forth herein or in the accompanying prospectus, financial information presented herein and in the accompanying prospectus for and as of periods ended on or prior to                 , 20     does not include any information in respect of Allied Capital. In addition, other than as specifically set forth herein or in the accompanying prospectus, financial information for the year ended December 31, 2010, including, without limitation, with respect to the Company’s consolidated statements of operations, stockholders’ equity and cash flows, only includes results attributable to Allied Capital for the period beginning on April 1, 2010.]

Ares Capital

Ares Capital, a Maryland corporation, is a specialty finance company that is a closed-end, non-diversified management investment company. We have elected to be regulated as a business development company, or a “BDC,” under the Investment Company Act of 1940, as amended, and the rules and regulations promulgated thereunder, or the “Investment Company Act.” We were founded on April 16, 2004, were initially funded on June 23, 2004 and completed our initial public offering on October 8, 2004. We are one of the largest BDCs with approximately $      billion of total assets as of                 , 20  .

We are externally managed by our investment adviser, Ares Capital Management, a wholly owned subsidiary of Ares Management, a global alternative asset manager and an SEC registered investment adviser with approximately $      billion of total committed capital under management as of                 , 20  . Our administrator, Ares Operations, a wholly owned subsidiary of Ares Management, provides the administrative services necessary for us to operate.

Our investment objective is to generate both current income and capital appreciation through debt and equity investments. We invest primarily in U.S. middle-market companies, where we believe the supply of primary capital is limited and the investment opportunities are most attractive. However, we may from time to time invest in larger companies. In this prospectus supplement, we generally use the term “middle-market” to refer to companies with annual EBITDA between $10 million and $250 million. As used herein, EBITDA represents net income before net interest expense, income tax expense, depreciation and amortization.

We invest primarily in first and second lien senior loans and mezzanine debt, which in some cases includes an equity component. First and second lien senior loans generally are senior debt instruments that rank ahead of subordinated debt of a given portfolio company. Mezzanine debt is subordinated to senior loans and is generally unsecured. Our investments in corporate borrowers generally range between $     million and $      million each, investments in the project finance/power generation sector generally range between $     million and $      million each and investments in the venture finance sector generally range between $     million and $     million each. However, the investment sizes may be more or less than these ranges and may vary based on our capital availability.

To a lesser extent, we also make preferred and/or common equity investments, which have generally been non-control equity investments of less than $      million (usually in conjunction with a concurrent debt investment). However, we may increase the size or change the nature of these investments.

The proportion of these types of investments will change over time given our views on, among other things, the economic and credit environment in which we are operating. In connection with our investing activities, we may make commitments with respect to indebtedness or securities of a potential portfolio company substantially in excess of our final investment. In such situations, while we may initially agree to fund up to a certain dollar amount of an investment, we may subsequently syndicate a portion of such amount to third parties, such that we are left with a smaller investment than what was reflected in our original commitment.  In addition to originating investments, we may also acquire investments in the secondary market.

The first and second lien senior loans in which we invest generally have stated terms of three to 10 years and the mezzanine debt investments in which we invest generally have stated terms of up to 10 years, but the expected average life of such first and second lien loans and mezzanine debt is generally between three and seven years. However, we may invest in loans and securities with any maturity or duration. The instruments in which we invest typically are not initially rated by any rating agency, but we believe that if such instruments were rated, they would be below investment grade (rated lower than “Baa3” by Moody’s Investors Service, lower than “BBB-” by Fitch Ratings or lower than “BBB-” by Standard & Poor’s Rating Services), which is an indication of having predominantly speculative characteristics with respect to the issuer’s capacity to pay interest and repay principal. We may invest without limit in debt or other securities of any rating, as well as debt or other securities that have not been rated by any nationally recognized statistical rating organization.

We believe that our investment adviser, Ares Capital Management, is able to leverage the current investment platform, resources and existing relationships with financial sponsors, financial institutions, hedge funds and other investment firms of Ares to provide us with attractive investment opportunities. In addition to deal flow, the Ares investment platform assists our investment adviser in analyzing, structuring and monitoring investments. Ares has been in existence for more than       years and its senior partners have an average of over       years experience investing in senior loans, high yield bonds, mezzanine debt and private equity securities. The Company has access to the Ares staff of approximately       investment professionals and approximately       administrative professionals who provide assistance in accounting, finance, legal, compliance, operations, information technology and investor relations.

Since our initial public offering on October 8, 2004 through                 , 20  , our realized gains have exceeded our realized losses by approximately $      million (excluding the one-time gain on the Allied Acquisition and gains/losses from the extinguishment of debt and other assets). For this same time period, our portfolio exits have resulted in an aggregate cash flow realized internal rate of return to us of approximately      % (based on original cash invested of approximately $      billion and total proceeds from such exits of approximately $      billion). Approximately      % of these exits resulted in an aggregate cash flow internal rate of return to us of      % or greater. Internal rate of return is the discount rate that makes the net present value of all cash flows related to a particular investment equal to zero. Internal rate of return is gross of expenses related to investments as these expenses are not allocable to specific investments. Investments are considered to be exited when the original investment objective has been achieved through the receipt of cash and/or non-cash consideration upon the repayment of our debt investment or sale of an investment or through the determination that no further consideration was collectible and, thus, a loss may have been realized. These internal rate of return results are historical results relating to our past performance and are not necessarily indicative of future results, the achievement of which cannot be assured.

We and General Electric Capital Corporation and GE Global Sponsor Finance LLC (collectively, “GE”) also co-invest through an unconsolidated vehicle, the Senior Secured Loan Fund LLC, which operates using the name “Senior Secured Loan Program” (the “SSLP”). The SSLP was initially formed in December 2007 to co-invest in “stretch senior” and “unitranche” loans (loans that combine both senior and subordinated debt, generally in a first lien position) of middle-market companies. As of                  , 20  , the SSLP had approximately $      billion of available capital, approximately $      billion in aggregate principal amount of which was funded as of                  , 20  . At                  , 20  , we had agreed to make available to the SSLP approximately $      billion, of which approximately $      billion was funded. The SSLP is capitalized as transactions are completed and all portfolio decisions and generally all other decisions in respect of the SSLP must be approved by an investment committee of the SSLP consisting of representatives of the Company and GE (with approval from a representative of each required). As of                  , 20  , our investment in the SSLP was approximately $      billion at fair value (including unrealized appreciation of $      million) which represented      % of

our total portfolio at fair value. Effective March 30, 2012, Ares Capital Management assumed from the Company the role of co-manager of the SSLP. However, this change did not impact the Company’s economics in respect of its participation in the SSLP.

While our primary focus is to generate current income and capital appreciation through investments in first and second lien senior loans and mezzanine debt and, to a lesser extent, equity securities of eligible portfolio companies, we also may invest up to 30% of our portfolio in non-qualifying assets, as permitted by the Investment Company Act. See “Regulation” in the accompanying prospectus. Specifically, as part of this 30% basket, we may invest in entities that are not considered “eligible portfolio companies” (as defined in the Investment Company Act), including companies located outside of the United States, entities that are operating pursuant to certain exceptions under the Investment Company Act, and publicly traded entities whose public equity market capitalization exceeds the levels provided for under the Investment Company Act.

Our portfolio company, Ivy Hill Asset Management, L.P. (“IHAM”), which became an SEC registered investment adviser effective March 30, 2012, manages      unconsolidated credit vehicles and sub-manages or sub-advises       other unconsolidated credit vehicles (these vehicles managed or sub-managed/sub-advised by IHAM are collectively referred to as the “IHAM Vehicles”), which are described in more detail under “Business—Investments—Managed Vehicles” in the accompanying prospectus.  We have also made direct investments in securities of certain of these vehicles. As of                 , 20  , IHAM had total committed capital under management of approximately $      billion, which included approximately $      billion invested by Ares Capital in IHAM or securities issued by the IHAM Vehicles. In connection with IHAM’s registration as a registered investment adviser, on March 30, 2012, we received exemptive relief from the SEC allowing us to, subject to certain conditions, own directly or indirectly up to 100% of IHAM’s outstanding equity interests and make additional investments in IHAM.

About Ares

Founded in 1997, Ares is a global alternative asset manager and an SEC registered investment adviser with approximately $     billion of total committed capital under management and over      employees as of                 , 20  .

Ares specializes in originating and managing assets in both the leveraged finance and private equity markets. Ares’ leveraged finance activities include the origination, acquisition and management of senior loans, high yield bonds, mezzanine debt and special situation investments. Ares’ private equity activities focus on providing flexible, junior capital to middle-market companies. Ares has the ability to invest across a capital structure, from senior floating rate debt to common equity. This flexibility, combined with Ares’ “buy and hold” philosophy, enables Ares to structure an investment to meet the specific needs of a company rather than the less flexible demands of the public markets.

Ares is comprised of the following groups:

•                  Private Debt Group. The Ares Private Debt Group manages Ares Capital, Ares Capital Europe (Ares’ European private debt business), Ares’ commercial real estate business (which includes private funds and Ares Commercial Real Estate Corporation (NYSE: ACRE)) as well as certain other private funds and managed accounts. The Ares Private Debt Group also co-manages the SSLP. In the aggregate, the Ares Private Debt Group had approximately $      billion of total committed capital under management as of               , 20  , including capital which may be committed for investment both directly and through certain financial services portfolio companies of the Company. The Ares Private Debt Group focuses primarily on non-syndicated first and second lien senior loans and mezzanine debt, which in some cases may include an equity component. The Ares Private Debt Group also makes equity investments in private middle-market companies, usually in conjunction with a concurrent debt investment.

•                  Capital Markets Group. The Ares Capital Markets Group had approximately $      billion of total committed capital under management as of                 , 20   and focuses primarily on syndicated senior secured loans, high yield bonds, distressed debt, other liquid fixed income investments and other publicly traded debt securities.

•                  Private Equity Group. The Ares Private Equity Group had approximately $      billion of total committed capital under management as of                 , 20  , primarily through Ares Corporate Opportunities Fund L.P., Ares Corporate Opportunities

Fund II, L.P., Ares Corporate Opportunities Fund III, L.P. and Ares Corporate Opportunities Fund IV, L.P. (collectively referred to as “ACOF”). ACOF generally makes private equity investments in amounts substantially larger than the private equity investments anticipated to be made by Ares Capital. In particular, the Ares Private Equity Group generally focuses on control-oriented equity investments in under-capitalized companies or companies with capital structure issues.

Ares’ senior partners have been working together as a group for many years and have an average of over       years of experience in leveraged finance, private equity, distressed debt, investment banking and capital markets. They are backed by a team of approximately      highly disciplined investment professionals covering current investments in more than     companies across over      industries. Ares’ rigorous investment approach is based upon an intensive, independent financial analysis, with a focus on preservation of capital, diversification and active portfolio management. These fundamentals underlie Ares’ investment strategy and have resulted in large pension funds, banks, insurance companies, endowments and certain high net worth individuals investing in Ares’ funds.

Ares Capital Management

Ares Capital Management, our investment adviser, is served by an origination, investment and portfolio management team of approximately      U.S.-based investment professionals led by the senior partners of the Ares Private Debt Group:           . Ares Capital Management leverages off of Ares’ investment platform and benefits from the significant capital markets, trading and research expertise of Ares’ investment professionals. Ares Capital Management’s investment committee has       members, including the senior partners of the Ares Private Debt Group, senior partners in the Ares Private Equity Group and a senior adviser to the Ares Capital Markets Group.

Recent Developments

[Insert description of recent developments at time of offering.]

Our Corporate Information

Our administrative offices are located at                                                                                           , telephone number (310) 201-4200, and our executive offices are located at                                                                                      , telephone number (212) 750-7300.

SPECIFIC TERMS OF THE NOTES AND THE OFFERING

This prospectus supplement sets forth certain terms of the Notes that we are offering pursuant to this prospectus supplement and supplements the accompanying prospectus that is attached to the back of this prospectus supplement.  This section outlines the specific legal and financial terms of the Notes.  You should read this section together with the more general description of the Notes in the accompanying prospectus under the heading “Description of Our Debt Securities” before investing in the Notes.  Capitalized terms used in this prospectus supplement and not otherwise defined shall have the meanings ascribed to them in the accompanying prospectus or in the indenture governing the Notes.

[Insert material terms of the Notes in tabular form to the extent required to be disclosed by applicable law or regulation.]

RISK FACTORS

[Insert risk factors applicable to the Notes and any additional relevant risk factors not included in the base prospectus to the extent required to be disclosed by applicable law or regulation.]

SELECTED CONDENSED CONSOLIDATED FINANCIAL DATA OF ARES CAPITAL

The following selected financial and other data as of and for the years ended December 31, 20  , 20  , 20  , 20   and 20   are derived from our consolidated financial statements, which have been audited by KPMG LLP, an independent registered public accounting firm whose report thereon is included elsewhere in this prospectus. The selected financial and other data for the           ended                     , 20   and other quarterly financial information is derived from our unaudited financial statements, but in the opinion of management, reflects all adjustments (consisting only of normal recurring adjustments) that are necessary to present fairly the results of such interim periods. Interim results as of and for the                     ended                     , 20   are not necessarily indicative of the results that may be expected for the year ending December 31, 20  . The data should be read in conjunction with our consolidated financial statements and notes thereto and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Senior Securities,” which are included elsewhere in this prospectus supplement or the accompanying prospectus.

[Insert Selected Condensed Consolidated Financial Data of Ares Capital reflecting most recently filed financials prior to the offering.]

USE OF PROCEEDS

We estimate that the net proceeds we will receive from the sale of the $      million aggregate principal amount of Notes in this offering will be approximately $      million (or approximately $      million if the underwriters fully exercise their overallotment option), in each case assuming a public offering price of        % of par, after deducting the underwriting discounts and commissions of $      million (or approximately $      million if the underwriters fully exercise their overallotment option) payable by us and estimated offering expenses of approximately $      million payable by us.

[Describe use of proceeds and include any other relevant information to the extent required to be disclosed by applicable law or regulation.]

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The information contained in this section should be read in conjunction with the “Selected Condensed Consolidated Financial Data of Ares Capital” and our financial statements and notes thereto appearing elsewhere in this prospectus supplement or the accompanying prospectus.

[Insert Management’s Discussion and Analysis of Financial Condition and Results of Operations from most recently filed Quarterly Report on Form 10-Q or Annual Report on Form 10-K, as applicable, prior to the offering.]

CAPITALIZATION

The following table sets forth (a) our actual capitalization at                 , 20   and (b) our pro forma capitalization to reflect the effects of the sale of $      aggregate principal amount of Notes [(assuming that the underwriters do not exercise their overallotment option)] assuming a public offering price of         % of par, after deducting the underwriting discounts and commissions and estimated offering expenses payable by us. You should read this table together with “Use of Proceeds” and our most recent balance sheet included elsewhere in this prospectus supplement or the accompanying prospectus.

As of , 20 (unaudited, dollar amounts in thousands)
	Actual	Pro Forma
Cash and cash equivalents	$	$
Debt
[List Debt outstanding as of period reported]
Total Debt
Stockholders’ Equity
Common stock, par value $.001 per share, common shares authorized, and common shares issued and outstanding, respectively	$	$
Capital in excess of par value
Accumulated over distributed net investment income
Accumulated net realized gain on investments, foreign currency transactions, extinguishment of debt and acquisitions
Net unrealized loss on investments and foreign currency transactions
Total stockholders’ equity	$	$
Total capitalization	$	$

UNITED STATES FEDERAL INCOME TAX CONSEQUENCES

[Insert disclosure regarding federal income tax consequences of an investment in the Notes to the extent required to be disclosed by applicable law or regulation.]

UNDERWRITING

[                                                  ] are acting as representatives of each of the underwriters named below.  Subject to the terms and conditions set forth in a purchase agreement among us and the underwriters, we have agreed to sell to the underwriters, and each of the underwriters has agreed, severally and not jointly, to purchase from us, the aggregate principal amount of Notes set forth opposite its name below.

Underwriter	Principal Amount

Total

Subject to the terms and conditions set forth in the purchase agreement, the underwriters have agreed, severally and not jointly, to purchase all of the Notes sold under the purchase agreement if any of these Notes are purchased. If an underwriter defaults, the purchase agreement provides that the purchase commitments of the nondefaulting underwriters may be increased or the purchase agreement may be terminated.

We have agreed to indemnify the underwriters against certain liabilities, including liabilities under the Securities Act, or to contribute to payments the underwriters may be required to make in respect of those liabilities.

The underwriters are offering the Notes, subject to prior sale, when, as and if issued to and accepted by them, subject to approval of legal matters by their counsel, including the validity of the Notes, and other conditions contained in the purchase agreement, such as the receipt by the underwriters of officer’s certificates and legal opinions. The underwriters reserve the right to withdraw, cancel or modify offers to the public and to reject orders in whole or in part.

Commissions and Discounts

An underwriting discount of       % per Note will be paid by us. [This underwriting discount will also apply to any Notes purchased pursuant to the overallotment option.]

The following table shows the total underwriting discounts and commissions that we are to pay to the underwriters in connection with this offering. [The information assumes either no exercise or full exercise by the underwriters of their overallotment option.]

	Per Note	[Without Option	With Option]
Public offering price
Underwriting discount
Proceeds, before expenses, to us

[The underwriters propose to offer some of the Notes to the public at the public offering price set forth on the cover page of this prospectus supplement and some of the Notes to certain other Financial Industry Regulatory Authority (FINRA) members at the public offering price less a concession not in excess of        % of the aggregate principal amount of the Notes. The underwriters may allow, and the dealers may reallow, a discount not in excess of        % of the aggregate principal amount of the Notes. After the initial offering of the Notes to the public, the public offering price and such concessions may be changed. No such change shall change the amount of proceeds to be received by us as set forth on the cover page of this prospectus supplement.]

The expenses of the offering, not including the underwriting discount, are estimated at $              and are payable by us.

[Overallotment Option

We have granted an option to the underwriters to purchase up to an additional $                 aggregate principal amount of the Notes offered hereby at the public offering price within       days from the date of this prospectus supplement solely to cover any overallotments. If the underwriters exercise this option, each will be obligated, subject to conditions contained in the purchase agreement, to purchase a number of additional Notes proportionate to that underwriter’s initial principal amount reflected in the above table.]

[No Sales of Similar Securities

Subject to certain exceptions, we have agreed not to directly or indirectly, offer, pledge, sell, contract to sell, grant any option for the sale of or otherwise transfer or dispose of any debt securities issued or guaranteed by us or any securities convertible into or exercisable or exchangeable for debt securities issued or guaranteed by us or file any registration statement under the Securities Act with respect to any of the foregoing for a period of       days after the date of this prospectus supplement without first obtaining the written consent of [                 ]. This consent may be given at any time without public notice.]

[Listing

The Notes are a new issue of securities with no established trading market. We intend to list the Notes on                 . We expect trading in the Notes on                  to begin within       days after the original issue date. Currently there is no public market for the Notes.

We have been advised by the underwriters that they presently intend to make a market in the Notes after completion of the offering as permitted by applicable laws and regulations. The underwriters are not obligated, however, to make a market in the Notes and any such market-making may be discontinued at any time in the sole discretion of the underwriters without any notice. Accordingly, no assurance can be given as to the liquidity of, or development of a public trading market for, the Notes. If an active public trading market for the Notes does not develop, the market price and liquidity of the Notes may be adversely affected.]

Price Stabilization, Short Positions

In connection with the offering, the underwriters may purchase and sell Notes in the open market. These transactions may include overallotment, covering transactions and stabilizing transactions. Overallotment involves sales of securities in excess of the aggregate principal amount of securities to be purchased by the underwriters in the offering, which creates a short position for the underwriters. Covering transactions involve purchases of the securities in the open market after the distribution has been completed in order to cover short positions. Stabilizing transactions consist of certain bids or purchases of securities made for the purpose of preventing or retarding a decline in the market price of the securities while the offering is in progress.

The underwriters also may impose a penalty bid. This occurs when a particular underwriter repays to the underwriters a portion of the underwriting discount received by it because the representatives have repurchased Notes sold by or for the account of such underwriter in stabilizing or short covering transactions.

Any of these activities may cause the price of the Notes to be higher than the price that otherwise would exist in the open market in the absence of such transactions. These transactions may be effected in the over-the-counter market or otherwise and, if commenced, may be discontinued at any time without any notice relating thereto.

Other Relationships

The underwriters and their affiliates have provided in the past and may provide from time to time in the future in the ordinary course of their business certain commercial banking, financial advisory, investment banking and other services to Ares and its affiliates and managed funds and Ares Capital or our portfolio companies for which they have received or will be entitled to receive separate fees. In particular, the underwriters or their affiliates may execute transactions with Ares Capital or on behalf of Ares Capital, Ares or any of our or their portfolio companies, affiliates and/or managed funds. In addition, the underwriters or their affiliates may act as arrangers, underwriters or placement agents for companies whose securities are sold to or whose loans are syndicated to Ares, Ares Capital or Ares Capital Management and their affiliates and managed funds.

Affiliates of certain of the underwriters are limited partners of private investment funds affiliated with our investment adviser, Ares Capital Management.

The underwriters or their affiliates may also trade in our securities, securities of our portfolio companies or other financial instruments related thereto for their own accounts or for the account of others and may extend loans or financing directly or through derivative transactions to Ares, Ares Capital, Ares Capital Management or any of the portfolio companies.

We may purchase securities of third parties from the underwriters or their affiliates after the offering. However, we have not entered into any agreement or arrangement regarding the acquisition of any such securities, and we may not purchase any such securities. We would only purchase any such securities if—among other things—we identified securities that satisfied our investment needs and completed our due diligence review of such securities.

After the date of this prospectus supplement, the underwriters and their affiliates may from time to time obtain information regarding specific portfolio companies or us that may not be available to the general public. Any such information is obtained by the underwriters and their affiliates in the ordinary course of its business and not in connection with the offering of the Notes. In addition, after the offering period for the sale of our Notes, the underwriters or their affiliates may develop analyses or opinions related to Ares, Ares Capital or our portfolio companies and buy or sell interests in one or more of our portfolio companies on behalf of their proprietary or client accounts and may engage in competitive activities. There is no obligation on behalf of these parties to disclose their respective analyses, opinions or purchase and sale activities regarding any portfolio company or regarding Ares Capital to our noteholders or any other persons.

If any of the underwriters or their affiliates has a lending relationship with us, certain of those underwriters or their affiliates routinely hedge or may hedge their credit exposure to us consistent with their customary risk management policies.  Typically, these underwriters and their affiliates would hedge such exposure by entering into transactions which consist of either the purchase of credit default swaps or the creation of short positions in our securities, including potentially the Notes.  Any such credit default swaps or short positions could adversely affect future trading prices of the Notes.

[Describe any other specific transactions and compensation related thereto to the extent required to be disclosed by applicable law or regulation.]

[Describe if underwriters receiving proceeds of offering, if required by FINRA.]

[Insert principal business addresses of underwriters.]

[Insert applicable legends for jurisdictions in which offers and sales may be made.]

LEGAL MATTERS

Certain legal matters in connection with the offering will be passed upon for us by Proskauer Rose LLP, Los Angeles, California, Sutherland Asbill & Brennan LLP, Washington, D.C., and Venable LLP, Baltimore, Maryland. Proskauer Rose LLP has from time to time represented the underwriters, Ares and Ares Capital Management on unrelated matters. Certain legal matters in connection with the offering will be passed upon for the underwriters by Fried, Frank, Harris, Shriver & Jacobson LLP, New York, New York.

FINANCIAL STATEMENTS

[Insert financial statements and notes thereto from most recently filed Quarterly Report on Form 10-Q or Annual Report on Form 10-K, as applicable, prior to the offering.]

                 $

% [Insert ranking/conversion information] Notes due

PROSPECTUS SUPPLEMENT

[Underwriters]

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